Exhibit 99.1

P.O. Box 25099     Richmond, VA 23260     phone: (804) 359-9311     fax (804) 254-3584

PRESS RELEASE

CONTACT		RELEASE
Candace C. Formacek		For Immediate Release
Phone:	(804) 359-9311
Fax:	(804) 254-3584
Email:	investor@universalleaf.com

Universal Corporation Completes Acquisition of Silva International

Richmond, VA ● October 1, 2020 / PRNEWSWIRE

Universal Corporation (NYSE: UVV) today announced that it has successfully completed its previously announced acquisition of Silva International (“Silva”), a privately-held, natural, specialty dehydrated vegetable, fruit and herb processing company. Universal funded the transaction with a combination of cash on hand and existing borrowing capacity. The acquisition expands Universal’s plant-based ingredients platform and will enable Universal to offer customers a single source for vegetable and fruit ingredients solutions. Silva procures over 60 types of dehydrated vegetables, fruits, and herbs from over 20 countries around the world. In addition to sourcing, Silva specializes in processing natural raw materials into custom designed dehydrated vegetable- and fruit-based ingredients for a variety of end products. Silva employs over 200 people and has a 380,000 square foot manufacturing facility in Momence, Illinois.

Universal Corporation (NYSE:UVV), headquartered in Richmond, Virginia, is a global agri-products supplier, operating in over 30 countries on five continents, that sources, processes, and supplies leaf tobacco and plant-based ingredients. Tobacco has been the Company’s principal focus since its founding in 1918, and Universal is the leading global leaf tobacco supplier. Through the Company’s plant-based ingredients platform, it provides high-quality, specialty vegetable- and fruit-based ingredients to food and beverage end markets. Universal has been finding innovative solutions to serve its customers and meet their agri-product needs for more than 100 years. The Company’s revenues for the fiscal year ended March 31, 2020, were $1.9 billion. Visit universalcorp.com for more information on Universal Corporation and the latest Company news.

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